MASTER SEPARATION AGREEMENT

This MASTER SEPARATION AGREEMENT (this “Agreement”) is entered into as of July 2, 2010, between McDermott International, Inc., a Panamanian corporation (“MII”) and The Babcock & Wilcox Company, a Delaware corporation (“B&W”). MII and B&W are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

RECITALS

WHEREAS, B&W is a wholly owned Subsidiary of MII;

WHEREAS, the Board of Directors of MII has determined that it would be appropriate and in the best interests of MII and its stockholders for MII to separate the B&W Business from the MII Business;

WHEREAS, in furtherance thereof, the Board of Directors of MII has determined that, following the Separation, it would be appropriate and in the best interests of MII and its stockholders for MII to distribute (the “Distribution”) on a pro rata basis to the holders of outstanding shares of common stock, par value $1.00 per share, of MII (“MII Common Stock”) all of the outstanding shares of common stock, par value $0.01 per share, of B&W (“B&W Common Stock”) owned by MII as of the Distribution Date immediately before the Distribution Time;

WHEREAS, for U.S. federal income tax purposes, (i) certain transactions to be effected in connection with the Separation are intended to qualify as reorganizations under Sections 355 and/or 368 or as complete liquidations under Section 332(a) of the U.S. Internal Revenue Code of 1986 (the “Code”) and (ii) the Distribution is intended to qualify as a transaction under Section 355 of the Code; and

WHEREAS, the Parties intend in this Agreement, including the Schedules hereto, to set forth the principal arrangements between them regarding the Separation and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“AAA” has the meaning set forth in Section 5.3(a).

“AAA Rules” has the meaning set forth in Section 5.3(a).

“Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Schedules attached hereto or delivered pursuant hereto.

“Ancillary Agreements” has the meaning set forth in Section 2.6.

“Applicable Deadline” has the meaning set forth in Section 5.3(b).

“Appropriate Member of the B&W Group” has the meaning set forth in Section 3.3.

“Appropriate Member of the MII Group” has the meaning set forth in Section 3.4.

“Arbitration Act” means the United States Arbitration Act, 9 U.S.C. §§ 1 et seq.

“Arbitration Demand Notice” has the meaning set forth in Section 5.3(a).

“Asset” means all rights, properties or assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Assumption and Loss Allocation Agreement” means the Agreement dated as of May 12, 2010 to which MII, Babcock & Wilcox Holdings, Inc. and ACE American Insurance Company are parties.

“B&W” has the meaning set forth in the preamble to this Agreement.

“B&W Assets” means only the following Assets of MII, B&W and their respective Subsidiaries, in each case not including any Excluded Assets:

(i) all of the outstanding equity interests of the members of the B&W Group that are owned by MII, B&W or any of their respective Subsidiaries as of the Distribution Time (other than the B&W Common Stock);

(ii) all Assets reflected on the B&W Pro Forma Balance Sheet or any subledger thereto that are owned by MII, B&W or any of their respective Subsidiaries as of the Distribution Time;

(iii) all Assets owned by MII, B&W or any of their respective Subsidiaries as of the Distribution Time that were acquired or created after the date of the B&W Pro Forma Balance Sheet and that are of a nature or type that would have resulted in them being reflected on a pro forma, as adjusted consolidated balance sheet of B&W and its Subsidiaries and the notes or subledgers thereto as of the Distribution Time (were the balance sheet, notes and subledgers to be prepared as of that time) on a basis consistent with the determination of the Assets reflected on the B&W Pro Forma Balance Sheet or any subledger thereto, including Assets allocated to B&W in accordance with the definition of “Separation” herein;

(iv) the B&W Intellectual Property; and

(v) except as otherwise provided in this Agreement or one or more Ancillary Agreements, all other Assets held by a member of the MII Group or the B&W Group as of the Distribution Time and used primarily in or that primarily relate to the B&W Business as of the Distribution Time.

“B&W Books and Records” means the corporate books and records (whether in hard copy or electronic format and including all minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records) of any member of the B&W Group and such other books and records, including operating, accounting, engineering, corporate department and any other written record, whether in hard copy or electronic format, to the extent they primarily relate to the B&W Business, the B&W Assets or the B&W Liabilities, including, without limitation, all such books and records primarily relating to Persons who are employees of the B&W Group as of the Distribution Time, the purchase of materials, supplies and services, dealings with customers of the B&W Business, and all files relating to any Action the liability with respect to which is a B&W Liability, except that no portion of the books and records of the MII Group containing minutes of meetings of any board of directors of any of them shall be included. Notwithstanding the foregoing, “B&W Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes, which Tax Returns and other information, documents and materials are treated in accordance with the provisions of the Tax Sharing Agreement. For the avoidance of doubt, no Information meeting the definition of “B&W Books and Records” shall be deemed not to be B&W Books and Records because it is provided (or made available) by any member of the B&W Group to any member of the MII Group after the Distribution Date in connection with the provision of services by any member of the MII Group pursuant to the B&W Transition Services Agreement, or because it is generated, maintained or held in connection with the provision of services by any member of the MII Group pursuant to the B&W Transition Services Agreement after the Distribution Date. Furthermore, B&W and MII each acknowledge and agree that the B&W Books and Records described in the immediately preceding sentence shall belong solely to B&W and shall not, as between the Parties, be considered Privileged Information of MII.

“B&W Business” means the business and operations conducted by the B&W Group as of the Distribution Date, as such business and operations are described in the Information Statement.

“B&W Common Stock” has the meaning set forth in the recitals to this Agreement.

“B&W Entity” means any member of the B&W Group (together with each current and former, direct or indirect, subsidiary of any such member (and of any such former subsidiary)), but also includes any entity which was sold or otherwise disposed of or the business of which was discontinued at such time as such entity’s assets, liabilities or results of operations were accounted for within the Power Generation Systems, Government Operations or Industrial Operations segment of MII and its Subsidiaries (or any predecessor to any such segment). For the avoidance of doubt and in addition to the foregoing, each entity listed on Schedule 1.1(a) is a B&W Entity. Notwithstanding the foregoing, none of the entities listed on Schedule 1.1(b) or Schedule 1.1(h) shall be deemed to be a B&W Entity.

“B&W Group” means B&W and each Person that is a Subsidiary of B&W immediately after the Distribution Time or becomes a Subsidiary of B&W after the Distribution Time. For the avoidance of doubt and for the purposes of this Agreement, each entity listed on Schedule 1.1(c) will be a Subsidiary of B&W immediately after the Distribution Time.

“B&W Indemnitees” has the meaning set forth in Section 3.4.

“B&W Intellectual Property” means all intellectual property rights, including the B&W Marks, patents, copyrights, design rights, rights in know-how, trade secrets and other rights of a similar nature (excluding the MII Marks) subsisting anywhere in the world, registered or unregistered, and including all applications for the registration of the same, to the extent (as between the B&W Group and the MII Group) exclusively related to the B&W Business or the B&W Assets, in each case to the extent owned or used by the MII Group or the B&W Group as of the Distribution Time. Notwithstanding the foregoing, the intellectual property rights described on Schedule 1.1(d) shall be deemed to be B&W Intellectual Property, even though they are not exclusively related to the B&W Business or the B&W Assets.

“B&W Liabilities” shall mean (without duplication):

(i) all Liabilities of the (A) B&W Entities (and their respective predecessors and former Subsidiaries) and (B) all of the entities listed on Schedule 1.1(e) under the caption “B&W Joint Ventures” (and the respective predecessors and Subsidiaries of such entities), in each case whether arising out of, resulting from or relating to the ownership of equity interests in, or operations of, any of such entities prior to, at or after the Distribution Time;

(ii) all Liabilities reflected on the B&W Pro Forma Balance Sheet or any subledger thereto that remain outstanding as of the Distribution Time;

(iii) all other Liabilities that are incurred or accrued by MII, B&W or any of their respective Subsidiaries after the date of the B&W Pro Forma Balance Sheet and that remain outstanding as of the Distribution Time that are of a nature or type that would have resulted in the Liabilities being reflected on a pro forma, as adjusted consolidated balance sheet of B&W and its Subsidiaries and the notes or subledgers thereto as of the Distribution Time (were the balance sheet, notes or subledgers to be prepared as of that time) on a basis consistent with the determination of the Liabilities reflected on the B&W Pro Forma Balance Sheet or any subledger thereto;

(iv) all Liabilities delegated or allocated to, or assumed by, B&W or any member of the B&W Group under this Agreement or any Ancillary Agreement (provided that “B&W Liabilities” shall exclude all Liabilities delegated or allocated to, or assumed by, MII or any member of the MII Group under this Agreement or any Ancillary Agreement);

(v) all Liabilities arising out of, resulting from or relating to any Future B&W Disclosure Claim;

(vi) all Liabilities arising out of, resulting from or relating to any of the matters (A) described under the captions “Investigations and Proceedings,” “Other” and “Environmental Matters” in Note 9 (Commitments and Contingencies) to the combined financial statements of The Babcock & Wilcox Operations of McDermott International, Inc. included in the Registration Statement or (B) listed on Schedule 1.1(f);

(vii) 50% of all Liabilities arising out of the settlement or other resolution of any Action described on Schedule 1.1(g), in each case, to the extent such Liabilities are not paid or otherwise satisfied by the third-party insurance companies that provided directors’ and officers’ insurance coverages to MII on or prior to the Distribution Date;

(viii) 50% of all Liabilities arising out of, resulting from or relating to the former ownership of or investment in the entities listed on Schedule 1.1(h) (or any of their respective predecessors) by any member of the B&W Group or the MII Group (or any of their respective predecessors); provided, however, that: (A) 100% of the Liabilities described on Schedule 1.1(h)(i) shall be deemed to be B&W Liabilities; and (B) 100% of the Liabilities described on Schedule 1.1(h)(ii) shall be deemed to be MII Liabilities; and

(ix) except as otherwise expressly provided in this Agreement or one or more Ancillary Agreements, all Liabilities arising out of the B&W Assets or the operation of the B&W Business (including all Liabilities arising out of the use by any member of the B&W Group of any of the MII Intellectual Property), whether prior to, on or after the Distribution Date, and all Liabilities arising out of the use of the name “McDermott” by DynMcDermott Petroleum Operations Company in its corporate name or in any of its businesses or operations, whether prior to, on or after the Distribution Date.

For the avoidance of doubt: (A) Liabilities that are B&W Liabilities pursuant to the definition set forth in clause (ix) of the immediately preceding sentence shall not be excluded from the definition of B&W Liabilities simply because such B&W Liabilities are attributable to, relate to, arose out of or resulted from operations or Assets no longer owned by MII, B&W or their respective Subsidiaries as of the Distribution Time (e.g., previously sold, disposed or lost operations or Assets); (B) the designation in this Agreement of any Liability as a B&W Liability shall be binding on the B&W Group, notwithstanding that such Liability may arise out of, directly or indirectly, the negligence, strict liability or other legal fault of any one or more members of the MII Group; and (C) except as expressly set forth in this Agreement or an

Ancillary Agreement, the designation in this Agreement of Liabilities as B&W Liabilities or MII Liabilities is only for purposes of allocating responsibility for such Liabilities as between the Parties and their respective Subsidiaries and shall not affect any obligations to, or give rise to any rights of, any third parties.

“B&W Marks” means trade names, registered and unregistered trademarks, service marks, domain names and e-mail addresses used on or in connection with the B&W Assets, including any such names, marks, domain names and e-mail addresses that incorporate the terms “Babcock,” “Wilcox,” “Babcock & Wilcox,” “B&W” or “Diamond Power,” or any related trademarks or trade names, or any translations or derivatives thereof, or any terms of a confusingly similar nature, and all goodwill embodied in the foregoing, excluding the MII Marks.

“B&W Pro Forma Balance Sheet” means the unaudited consolidated pro forma, as adjusted balance sheet of the B&W Group as of March 31, 2010 included in the Information Statement.

“B&W Transition Services Agreement” means the Transition Services Agreement dated the date hereof between MII, as service provider, and B&W, as service receiver.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Texas are authorized or obligated by applicable Law or executive order to close.

“Captive Insurance Novation and Assumption Agreements” means (i) the Novation and Assumption Agreement dated as of May 18, 2010 by and among ACE American Insurance Company and the Ace Affiliates (as defined therein), Creole Insurance Company, Ltd. and Boudin Insurance Company, Ltd. and (ii) the Novation and Assumption Agreement dated as of May 18, 2010 by and among MII, Babcock & Wilcox Holdings, Inc., Boudin Insurance Company, Ltd. and Creole Insurance Company, Ltd.

“Change of Control” shall mean, with respect to a specified Person, the occurrence of any of the following after the Distribution Date:

(i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of such Person representing 30% or more of the combined voting power of such Person’s then-outstanding securities;

(ii) during any period of 12 consecutive months, individuals who, as of the Distribution Date, constitute the members of such Person’s Board of Directors (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of such Person’s Board of Directors, provided that any director who was nominated for election by, or was elected with the approval of, at least a majority of the members of such Person’s Board of Directors who are at the time Incumbent Directors shall be considered an Incumbent Director;

(iii) the consummation of any transaction (including any merger, amalgamation or consolidation), a result of which is that less than 50% of the total voting power of the surviving entity is held by the stockholders of such Person prior to such transaction; or

(iv) such Person shall have sold, transferred or exchanged all, or substantially all, of its assets to another Person.

“Code” has the meaning set forth in the recitals to this Agreement.

“Confidential Information” has the meaning set forth in Section 6.9(a).

“Consent” means any consents, waivers or approvals from, or notification requirements to, any third parties, including any notices or reports to be submitted to, filings to be made with, or consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Covered Matter” has the meaning set forth in Section 6.10(i).

“Dispute” has the meaning set forth in Section 5.1.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” has the meaning set forth in Section 4.1.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the Board of Directors of MII in its sole and absolute discretion.

“Distribution Multiple” means 1/2, the number determined by the MII Board of Directors in its sole discretion at the time of its approval of the Distribution as the number of shares of B&W Common Stock to be distributed in respect of each share of MII Common Stock, which number will be multiplied by the number of shares of MII Common Stock outstanding on the Record Date to determine the number of shares of B&W Common Stock to be issued and outstanding immediately before the Distribution Time.

“Distribution Time” means the time at which the Distribution is effective on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement dated the date hereof among MII, McDermott Incorporated, B&W and Babcock & Wilcox Investment Company.

“Escalation Notice” has the meaning set forth in Section 5.2(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means any Assets that are contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Assets described in Schedule 1.1(i)) as Assets to be retained by MII or any member of the MII Group.

“Future B&W Disclosure Claim” means any Third Party Claim that is first asserted after the Distribution Time and arises out of any disclosure or omission with respect to MII’s Power Generations Systems segment or Government Operations segment in any of MII’s reports filed pursuant to the Securities Exchange Act of 1934 (including MII’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2010), including in any such report under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or in the financial statements (or any notes thereto) contained therein.

“Good Faith Judgment” shall mean (a) the good faith judgment of the General Counsel of MII or B&W, as the case may be, in office immediately after the Distribution Time, or (b) the good faith judgment of a successor General Counsel who is appointed by the Chief Executive Officer of MII or B&W in office immediately after the Distribution Time, as the case may be; provided, however, that if both the individual appointed as General Counsel as of the Distribution Time or his or her designated successor meeting the requirements of clause (b) is no longer serving in such office, then “Good Faith Judgment” shall mean the good faith judgment of a reasonable person under the same or similar circumstances.

“Governmental Authority” shall mean any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means either of the MII Group or the B&W Group, as the context requires.

“Hyperion Transition Services Agreement” means the Transition Services Agreement for Hyperion Financial Consolidation System dated the date hereof between MII, as service provider, and B&W, as service receiver.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all liabilities secured by (or for which any Person to which any such liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations, and (i) any liability of others of a type described in any of the preceding clauses (a) through (g) in respect of which the specified Person has incurred, assumed or acquired a liability by means of a guaranty.

“Indemnifiable Loss” has the meaning set forth in Section 3.5(a).

“Indemnifying Party” has the meaning set forth in Section 3.5(a).

“Indemnitee” has the meaning set forth in Section 3.5(a).

“Indemnity Payment” has the meaning set forth in Section 3.5(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” means the information statement and any related documentation to be provided to holders of MII Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Proceeds” means those monies:

(a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any proceeds received directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person; or

(b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any such payment made directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person, on behalf of the insured; in any such case net of any out-of-pocket costs or expenses incurred in the collection thereof.

“Intercompany Agreement” means any Contract between any entities included within the B&W Group, on the one hand, and any entities within the MII Group, on the other hand, entered into prior to the Distribution Time, excluding any Contract to which a Person other than MII, B&W or one of their Subsidiaries is a party.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract.

“Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“MII” has the meaning set forth in the preamble to this Agreement.

“MII Assets” means all Assets of MII, B&W and their respective Subsidiaries, including the Excluded Assets but excluding the B&W Assets.

“MII Books and Records” means the corporate books and records (whether in hard copy or electronic format and including all minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records) of the MII Group and such other books and records, including operating, accounting, engineering, corporate department and any other written record, whether in hard copy or electronic format, to the extent they relate to the MII Business, the MII Assets, or the MII Liabilities, excluding the B&W Books and Records. Notwithstanding the foregoing, “MII Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes, which Tax Returns and other information, documents and materials are treated in accordance with the provisions of the Tax Sharing Agreement. For the avoidance of doubt, no Information meeting the definition of “MII Books and Records” shall be deemed not to be MII Books and Records because it is provided (or made available) by any member of the MII Group to any member of the B&W Group after the Distribution Time in connection with the provision of services by any member of the B&W Group pursuant to the MII Transition Services Agreement, or because it is generated, maintained or held in connection with the provision of services by any member of the B&W Group pursuant to the MII Transition Services Agreement after the Distribution Time. Furthermore, B&W and MII each acknowledge and agree that the MII Books and Records described in the immediately preceding sentence shall belong solely to MII and shall not, as between the Parties, be considered Privileged Information of B&W.

“MII Business” means any business of MII and its Subsidiaries other than the B&W Business.

“MII Common Stock” has the meaning set forth in the recitals to this Agreement.

“MII Entity” means any member of the MII Group, but also includes: (i) any entity which was sold or otherwise disposed of or the business of which was discontinued at such time as such entity’s assets, liabilities or results of operations were accounted for within the Offshore Oil and

Gas Construction segment of MII and its Subsidiaries (or any predecessor to such segment, including Marine Construction Services); and (ii) each of the entities listed on Schedule 1.1(b). For the avoidance of doubt, none of the B&W Entities and none of the entities listed on Schedule 1.1(h) shall be deemed to be an MII Entity.

“MII Group” means MII and its Subsidiaries, other than the B&W Group. For the avoidance of doubt and for the purposes of this Agreement, each entity listed on Schedule 1.1(j) shall be deemed a Subsidiary of MII (and not a member of the B&W Group).

“MII Guarantees” has the meaning set forth in Section 6.8.

“MII Indemnitees” has the meaning set forth in Section 3.3.

“MII Intellectual Property” means all intellectual property rights, including the MII Marks, patents, copyrights, design rights, rights in know-how, trade secrets and other rights of a similar nature subsisting anywhere in the world, in each case whether registered or unregistered, and including all applications for the registration of the same, owned or used by any member of the MII Group or the B&W Group on or prior to the Distribution Date, excluding the B&W Intellectual Property.

“MII Liabilities” means all Liabilities of MII and its Subsidiaries, whether arising prior to, on or after the Distribution Date, other than the B&W Liabilities. For the avoidance of doubt, MII Liabilities shall include: (i) all Liabilities of the MII Entities (but excluding any B&W Liabilities); and (ii) except as provided in clause (viii) of the definition of “B&W Liabilities” above (including in the Schedules referenced therein), 50% of all Liabilities arising out of, resulting from or relating to the former ownership of or investment in the entities listed on Schedule 1.1(h) (or any of their respective predecessors) by any member of the B&W Group or the MII Group (or any of their respective predecessors). For the avoidance of doubt: (A) the designation in this Agreement of any Liability as an MII Liability shall be binding on the MII Group, notwithstanding that such Liability may arise out of, directly or indirectly, the negligence, strict liability or other legal fault of any one or more members of the B&W Group; and (B) except as expressly set forth in this Agreement or an Ancillary Agreement, the designation in this Agreement of Liabilities as B&W Liabilities or MII Liabilities is only for purposes of allocating responsibility for such Liabilities as between the Parties and their respective Subsidiaries and shall not affect any obligations to, or give rise to any rights of, any third parties.

“MII Marks” means trade names, registered and unregistered trademarks, service marks, domain names and e-mail addresses used on or in connection with the MII Assets, including any such names, marks, domain names and e-mail addresses that incorporate the terms “McDermott” or “J. Ray McDermott,” or any related trademarks or trade names, or any translations or derivatives thereof, or any terms of a confusingly similar nature, and all goodwill embodied in the foregoing, excluding the B&W Marks.

“MII Transition Services Agreement” means the Transition Services Agreement dated the date hereof between B&W, as service provider, and MII, as service receiver.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“MPLS Transition Services Agreement” means the Transition Services Agreement for MPLS and Facility Access dated the date hereof between MII, as service provider, and B&W, as service receiver.

“NYSE” means the New York Stock Exchange, Inc.

“Omnibus Restructuring Agreement” means the Omnibus Restructuring Agreement dated as of May 10, 2010 by and among the members of the MII Group and the members of the B&W Group that are parties thereto.

“Party” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Prime Rate” means the fluctuating commercial loan rate announced by JPMorgan Chase Bank, National Association from time to time at its New York, NY office as its prime rate or base rate for U.S. Dollar loans in the United States of America in effect on the date of determination.

“Prior Transfer” means (i) a transfer prior to the date of this Agreement of any B&W Asset from MII or any its Subsidiaries included in the MII Group to B&W or any other entity included in the B&W Group, (ii) an assumption prior to the date of this Agreement by B&W or any other entity included in the B&W Group of any of the B&W Liabilities from MII or any of its Subsidiaries included in the MII Group, (iii) a transfer prior to the date of this Agreement of any MII Asset from B&W or any other entity included in the B&W Group to MII or any of its Subsidiaries included in the MII Group, or (iv) an assumption prior to the date of this Agreement by MII or any of its Subsidiaries included in the MII Group of any of the MII Liabilities from B&W or any other entity included in the B&W Group.

“Privilege” has the meaning set forth in Section 6.5(a).

“Privileged Information” has the meaning set forth in Section 6.5(a).

“Quantum Transition Services Agreement” means the Transition Services Agreement for Quantum Treasury System between MII, as service provider, and B&W, as service receiver.

“Record Date” means the close of business on the date to be determined by the Board of Directors of MII as the record date for determining stockholders of MII entitled to receive shares of B&W Common Stock on the Distribution Date pursuant to Section 4.2.

“Record Holders” has the meaning set forth in Section 4.1.

“Registration Statement” means the registration statement on Form 10 of B&W with respect to the registration under the Exchange Act of the B&W Common Stock, including any amendments or supplements thereto.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors.

“SAP-HCM Transition Services Agreement” means the SAP-HCM Transition Services Agreement dated the date hereof between B&W, as service provider, and MII, as service receiver.

“SEC” means the United States Securities and Exchange Commission.

“Separation” means:

(i) the transfer to B&W or any other entity included in the B&W Group of all rights, titles and interests of MII or any of its Subsidiaries included in the MII Group in any B&W Assets that are held by MII or any of its Subsidiaries included in the MII Group and the assumption by B&W or any other entity included in the B&W Group of any B&W Liabilities that were incurred by, or as to which there exists any obligation of MII or any of its Subsidiaries included in the MII Group;

(ii) the transfer to MII or any of its Subsidiaries included in the MII Group of all rights, titles and interests of B&W or any other entity included in the B&W Group in any MII Assets that are held by B&W or any other entity included in the B&W Group and the assumption by MII or any of its Subsidiaries included in the MII Group of any MII Liabilities that were incurred by, or as to which there exists any obligation of B&W or any other entity included in the B&W Group; and

(iii) the issuance by B&W to MII of a number of shares of B&W Common Stock such that the number of shares of B&W Common Stock issued and outstanding immediately before the Distribution Time will equal the product of (i) the Distribution Multiple and (ii) the number of shares of MII Common Stock outstanding as of the Record Date, which B&W Common Stock owned by MII will constitute all of the issued and outstanding common stock of B&W.

The transactions contemplated by the Separation will be accomplished in part as provided herein.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its Subsidiaries, or by such specified Person and one or more of its Subsidiaries. For the avoidance of doubt and for the purposes of this Agreement, none of the joint venture entities listed on Schedule 1.1(e) shall be deemed to be Subsidiaries of either MII or B&W.

“Surety Instruments” has the meaning set forth in Section 6.7.

“Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Tax Returns” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated the date hereof by and among J. Ray Holdings, Inc., Babcock & Wilcox Holdings, Inc. and (for the limited purpose set forth therein) B&W.

“Third Party Claim” has the meaning set forth in Section 3.7(a).

Section 1.2 Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning;

(c) reference to any gender includes the other gender and the neuter;

(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “shall” and “will” are used interchangeably and have the same meaning;

(f) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(h) all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question;

(i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(j) accounting terms used herein shall have the meanings historically ascribed to them by MII and its Subsidiaries, including B&W, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(k) reference to any Article, Section or Schedule means such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(l) the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(m) the term “commercially reasonable efforts” means efforts which are commercially reasonable to enable a Party, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not require the performing Party to expend funds or assume Liabilities other than expenditures and Liabilities which are customary and reasonable in nature and amount in the context of a series of related transactions similar to the Separation;

(n) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(o) reference to any Law (including statutes and ordinances) means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(p) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(q) if there is any conflict between the provisions of the main body of this Agreement and the Schedules hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Schedule;

(r) if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein;

(s) the titles to Articles and headings of Sections contained in this Agreement, in any Schedule and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(t) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

SEPARATION AND RELATED TRANSACTIONS

Section 2.1 The Separation. Subject to the satisfaction or waiver (in accordance with the provisions of Section 4.3) of the conditions set forth in Section 4.3, each of MII and B&W will use commercially reasonable efforts to take, or cause to be taken, any actions, including the transfer of Assets and the assumption of Liabilities, necessary to effect the Separation on or prior to the Distribution Date. As of and after the Distribution Time, B&W and its Subsidiaries shall, as between the B&W Group and the MII Group, be responsible for all B&W Liabilities, regardless of when or where such B&W Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such B&W Liabilities are asserted or determined or whether asserted or determined prior to, at or after the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of statute or Law, fraud or misrepresentation, breach of contract or other theory, by any member of the MII Group or the B&W Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates. As of and after the Distribution Time, MII and its Subsidiaries shall, as between the MII Group and the B&W Group, be responsible for all MII Liabilities, regardless of when or where such MII Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such MII Liabilities are asserted or determined or whether asserted or determined prior to, at or after the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of statute or Law, fraud or misrepresentation, breach of contract or other theory, by any member of the MII Group or the B&W Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates. Subject to Section 3.8(f), each of MII and B&W agrees on behalf of itself and each of its Subsidiaries as of the Distribution Time that the provisions of the Tax Sharing Agreement shall exclusively govern the allocation of Assets and Liabilities related to Taxes.

Section 2.2 Charter and Bylaws. Effective as of the Distribution Time, the Restated Certificate of Incorporation and the Amended and Restated Bylaws of B&W shall be substantially in the forms of Schedule 2.2(a) and Schedule 2.2(b), respectively, with such changes therein as may be agreed to in writing by MII.

Section 2.3 Intellectual Property.

(a) B&W, for itself and as representative of all other members of the B&W Group, hereby assigns to MII all right, title and interest, held by B&W or any member of the B&W Group, in and to any MII Intellectual Property, including any and all MII Marks, except to the extent prohibited by, or requiring any Consent under (to the extent such Consent has not been obtained), any Contract under which B&W holds or uses such MII Intellectual Property. MII, for itself and as representative of all other members of the MII Group, hereby assigns to B&W all right, title and interest, held by MII or any other member of the MII Group, in and to any B&W Intellectual Property, including any and all B&W Marks, except to the extent prohibited by, or requiring any Consent under (to the extent such Consent has not been obtained), any Contract under which MII holds or uses such B&W Intellectual Property. The provisions of Section 2.7 shall apply to any such assignments unconsummated as of the Distribution Time as the result of a prohibition under a Contract or a requirement under a Contract for a Consent, which Consent has not been obtained.

(b) B&W, for itself and as representative of all other members of the B&W Group, hereby grants to MII and each of its Subsidiaries a non-exclusive, royalty-free, worldwide license to use the B&W Intellectual Property, to the extent either used within the 36-month period prior to the Distribution Date in connection with the MII Business or identified on Schedule 1.1(d), for the continued operation of the MII Business and any future extensions of the MII Business into other areas of oil and gas construction products or services or other oilfield-related products or services; provided, however, the foregoing license shall not extend to (i) the B&W Marks, (ii) B&W Intellectual Property licensed by B&W or any other member of the B&W Group from a third party if and to the extent the licensing of same to MII would constitute a breach of agreement with such third party or result in any expense to B&W or any member of the B&W Group for payments to such third party or (iii) any intellectual property not owned by one or more members of the B&W Group, or as to which no member of the B&W Group has the right to grant sublicenses, as of the Distribution Time. In addition, B&W, for itself and as representative of all other members of the B&W Group, hereby grants to MII a right of first refusal with respect to the B&W Intellectual Property described on Schedule 1.1(d) with respect to any proposed sale or other disposition of such B&W Intellectual Property to a third party (excluding any sale or disposition to any Subsidiary of B&W) which is independent of any proposed sale of the business to which such B&W Intellectual Property relates, such right of first refusal to be pursuant to the terms and provisions described on Schedule 2.3(b)(ii). MII, for itself and as representative of all other members of the MII Group, hereby grants to B&W and each of its Subsidiaries a non-exclusive, royalty-free, worldwide license to use the MII Intellectual Property, to the extent used within the 36-month period prior to the Distribution Date in connection with the B&W Business, for the continued operation of the B&W Business and any future extensions of the B&W Business into other areas of power generation systems products and services and contracting operations for the U.S. Government; provided, however, the foregoing license shall not extend to (i) the MII Marks, (ii) MII Intellectual Property licensed by MII or any member of the MII Group from a third party if and to the extent the licensing of same to B&W would constitute a breach of agreement with such third party or result in any expense to MII or any member of the MII Group for payments to such third party or (iii) any intellectual property not owned by one or more members of the MII Group, or as to which no member of the MII Group has the right to grant sublicenses, as of the Distribution Time. In addition, MII, for itself and as representative of all other members of the MII Group, hereby grants to B&W a right of first refusal with respect to the MII Intellectual Property described on Schedule 2.3(b)(i) with respect to any proposed sale or other disposition of such MII Intellectual Property to a third party (excluding any sale or disposition to any Subsidiary of MII) which is independent of any proposed sale of the business to which such MII Intellectual Property relates, such right of first refusal to be pursuant to the terms and provisions described on Schedule 2.3(b)(ii). The foregoing licenses shall be assignable only to the extent the licensee transfers to a third party all or substantially all of the assets of the business to which such B&W Intellectual Property or MII Intellectual Property, as applicable, relates. MII and its Subsidiaries may sublicense the B&W Intellectual Property to customers, contractors, subcontractors and others to facilitate the conduct of the businesses described above to which the license granted by B&W as provided above relates; provided, however, that neither MII nor any of its Subsidiaries shall grant any sublicense with respect to the B&W Intellectual Property to any competitor of B&W in the power generation systems business for use in direct competition (on any proposed customer project) with B&W or any of its Subsidiaries, without the prior written consent of B&W. B&W and its Subsidiaries may sublicense the MII Intellectual Property to customers, contractors, subcontractors and others to facilitate the conduct of the businesses described above to which the license granted by MII as provided above relates; provided, however, that neither B&W nor any of its Subsidiaries shall grant any sublicense with respect to the MII Intellectual Property to any competitor of MII in the offshore oil and gas construction business or oilfield services business for use in direct competition (on any proposed customer project) with MII or any of its Subsidiaries, without the prior written consent of MII. The foregoing right of first refusal granted to MII shall terminate immediately upon a Change of Control of MII. The foregoing right of first refusal granted to B&W shall terminate immediately upon a Change in Control of B&W.

(c) B&W agrees and acknowledges that (i) as of the date of this Agreement, as between the MII Group and the B&W Group, all right, title and interest in and to any and all MII Marks shall be the sole and exclusive property of the MII Group and (ii) except as otherwise provided in Section 2.3(d), the B&W Group shall cease and discontinue all use of the MII Marks as of the date of this Agreement. In addition, B&W agrees to use its best efforts to cause DynMcDermott Petroleum Operations Company to change its name to eliminate “McDermott” therefrom and to cease and discontinue the use of the term “McDermott” and any of the MII Marks in its business or operations as promptly as practicable following the Distribution Date. MII agrees and acknowledges that (x) as of the date of this Agreement, as between the MII Group and the B&W Group, all right, title and interest in and to any and all B&W Marks shall be the sole and exclusive property of the B&W Group and (y) the MII Group shall cease and discontinue all use of the B&W Marks as of the date of this Agreement. MII and B&W further agree and acknowledge that, as of the date of this Agreement, there are B&W Marks registered or applied for in jurisdictions throughout the world and referred to as the “BABCOCK & WILCOX M BULLSEYE LOGO,” which consists of the letter “M” in a circle surrounded by the mark “BABCOCK & WILCOX” located within an outer annular ring. MII and B&W agree that, as of the date of this Agreement, neither MII nor B&W (nor any of their respective Subsidiaries) will use the BABCOCK & WILCOX M BULLSEYE LOGO following the Distribution Date, and that, following the Distribution Date, B&W will abandon any trademark applications therefor and allow any trademark registrations therefor, in all jurisdictions throughout the world, to lapse at the time for the next renewal; provided, however, that this provision shall not affect the rights of MII and its Subsidiaries to use other “BULLSEYE LOGOS” with the letter “M” in a circle surrounded by any mark that uses the word “McDermott” or the name of any Subsidiary of MII or any part of any such name.

(d) B&W shall have the right to use the MII Marks in connection with the operation of the B&W Business for a limited period of 270 days following the

Distribution Date. After such 270-day period, B&W shall discontinue all use of the MII Marks, including any use on stationery or letterhead and any use on or in connection with other B&W Assets. However, the Parties agree that the B&W Group may continue, beyond such 270-day period, to distribute copies of any existing inventory of its marketing literature, including technical papers, brochures, printed promotional material and its publication Steam in existence on the Distribution Date, provided, however, that reasonable efforts are made to remove or cover up any MII Marks appearing thereon prior to distribution. Notwithstanding the foregoing provisions of this Section 2.3(d), in no event shall any of the members of the B&W Group continue to use the MII Marks (whether in any of the materials referenced in the immediately preceding sentence or otherwise) following a Change of Control of B&W). For the avoidance of doubt, none of the foregoing shall apply to any stationery, letterhead or marketing literature, including technical papers, brochures, printed promotional material and its publication Steam, distributed by any member of the B&W Group to its customers prior to the Distribution Date. All of B&W’s use of the MII Marks shall inure to the benefit of MII. B&W agrees to use the MII Marks in accordance with such quality standards as are used by the MII Group as of the date of this Agreement. Except as set forth in this Section 2.3(d), it is expressly agreed that B&W is not obtaining any right, title or interest in the MII Marks. B&W will not contest the ownership, validity or enforceability of the MII Marks, and nothing in this Section 2.3(d) shall be construed to limit MII’s ability to use the MII Marks following the Distribution Date.

(e) Nothing contained in this Section 2.3 shall be construed as (i) a warranty or representation as to the validity or scope of the B&W Intellectual Property; (ii) a warranty or representation that the B&W Business does not or will not infringe the intellectual property rights of a third party; (iii) a warranty or representation that the B&W Intellectual Property constitutes all intellectual property the B&W Group may need for the conduct of the B&W Business; (iv) an agreement to defend any member of the B&W Group against actions or suits of any nature brought by any third parties regarding the B&W Intellectual Property or the intellectual property rights of such third party; (v) a warranty or representation as to the validity or scope of the MII Intellectual Property; (vi) a warranty or representation that the MII Business does not or will not infringe the intellectual property rights of a third party; (vii) a warranty or representation that the MII Intellectual Property constitutes all intellectual property the MII Group may need for the conduct of the MII Business; or (viii) an agreement to defend any member of the MII Group against actions or suits of any nature brought by any third parties regarding the MII Intellectual Property or the intellectual property rights of such third party.

Section 2.4 Instruments of Transfer and Assumption. MII and B&W agree that (a) transfers of Assets required to be transferred by this Agreement shall be effected by delivery by the transferring entity to the transferee of (i) with respect to those Assets that constitute stock, certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt, (ii) with respect to any real property interest or any improvements thereon, a general warranty deed with general warranty of limited application limiting recourse and remedies to title insurance and warranties by predecessors in title and (iii) with respect to all other Assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to MII and

B&W, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (b) to the extent necessary, the assumption of the Liabilities contemplated pursuant to Section 2.1 shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to MII and B&W, as shall be necessary for the assumption by the transferee of such Liabilities. MII and B&W agree that, to the extent that the documents described in clause (a)(i), (ii) and (iii) and clause (b) of the immediately preceding sentence have not previously been delivered in connection with any Prior Transfers, the documents relating to such Prior Transfers shall be delivered by the appropriate Party or Subsidiary thereof. Each Party also agrees to deliver to the other Party such other documents, instruments and writings as may be reasonably requested by the other Party in connection with the transactions contemplated hereby or by Prior Transfers.

Section 2.5 No Representations or Warranties. Except as expressly set forth in this Agreement or in an Ancillary Agreement, B&W and MII understand and agree that no member of the MII Group is making any representation or warranty of any kind whatsoever, express or implied, to B&W or any member of the B&W Group in any way as to the B&W Business, the B&W Assets, the B&W Liabilities or the MII Intellectual Property licensed to B&W and its Subsidiaries pursuant to the provisions of Section 2.3(b); and, no member of the B&W Group is making any representation or warranty of any kind whatsoever, express or implied, to MII or any member of the MII Group in any way as to the MII Business, the MII Assets, the MII Liabilities or the B&W Intellectual Property licensed to MII and its Subsidiaries pursuant to the provisions of Section 2.3(b). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING (x) THE TRANSFERS, LICENSES AND ASSUMPTIONS REFERRED TO IN THIS ARTICLE II (INCLUDING PRIOR TRANSFERS) HAVE BEEN, OR WILL BE, MADE WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY NATURE, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE VALUE OR FREEDOM FROM ENCUMBRANCE OF, ANY ASSETS, (B) THE CONDITION OR SUFFICIENCY OF ANY ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE, FREEDOM FROM ENCUMBRANCE OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OR DISCHARGED FROM, SUCH ASSETS), (C) THE NON-INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY, (D) ANY OTHER MATTER CONCERNING ANY ASSETS OR (E) AS TO THE LEGAL SUFFICIENCY TO CONVEY TITLE TO ANY ASSETS, and (y) the instruments of transfer or assumption referred to in this Article II shall not include any representations and warranties other than as specifically provided herein. MII and B&W hereby acknowledge and agree that ALL ASSETS TRANSFERRED OR LICENSED PURSUANT TO THIS ARTICLE II AND ALL ASSETS INCLUDED IN PRIOR TRANSFERS ARE BEING OR WERE TRANSFERRED “AS IS, WHERE IS.” To the extent that the instruments of transfer and assumption with respect to any Prior Transfers are inconsistent with this Section 2.5, the B&W Group and the MII Group agree that the inconsistent provisions of such instruments are hereby amended and superseded by the provisions of this Section 2.5. To the extent reasonably requested by a member of either Group, each Party will, or will cause its Subsidiaries to, execute any documents necessary to evidence such amendment.

Section 2.6 Agreements. Prior to the Distribution Time, MII and B&W shall execute and deliver (or shall cause their appropriate Subsidiaries to execute and deliver, as applicable) the agreements between them designated as follows:

(i) the Omnibus Restructuring,

(ii) the MII Transition Services Agreement,

(iii) the B&W Transition Services Agreement,

(iv) the SAP-HCM Transition Services Agreement,

(v) the Hyperion Transition Services Agreement,

(vi) the Quantum Transition Services Agreement,

(vii) the Employee Matters Agreement,

(viii) the Tax Sharing Agreement,

(ix) the Assumption and Loss Allocation Agreement,

(x) the Captive Insurance Novation and Assumption Agreements, and

(xi) such other written agreements, documents or instruments as the Parties may agree are necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement

(collectively, the “Ancillary Agreements”).

Section 2.7 Transfers Not Effected Prior to the Distribution Time. To the extent that any transfers contemplated by this Article II shall not have been consummated as of the Distribution Time, the Parties shall cooperate to effect such transfers as promptly following the Distribution Time as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or operation of Law cannot be transferred or assumed; provided, that the B&W Group and the MII Group shall cooperate and use their respective commercially reasonable efforts to obtain any necessary consents or approvals for the transfer of all Assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II and shall, even in the absence of necessary consents or approvals, transfer the equitable ownership of Assets when such a transfer is permitted. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated effective as of the Distribution Time (or such earlier time as any such Asset may have been acquired or Liability assumed), the Party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such Liability for the account of the Party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the Party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such Party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby. Without limiting any other duty of a Party holding any Asset in trust for the use and benefit of the Party entitled thereto, such Party shall take all reasonable actions that it deems necessary to preserve the value of that Asset. As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption shall be effected forthwith, without the payment of any further consideration therefor. Subject to the foregoing, the Parties agree that, as of the Distribution Time (or such earlier time as any such Asset may have been acquired or Liability assumed), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

ARTICLE III

MUTUAL RELEASES; INDEMNIFICATION

Section 3.1 Release of Pre-Closing Claims.

(a) Except as provided in Section 3.1(c), effective as of the Distribution Time, B&W does hereby, for itself and each other member of the B&W Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, directors, officers, agents or employees of any member of the B&W Group (in each case, in their respective capacities as such), remise, release and forever discharge MII, each member of the MII Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the MII Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to B&W and each other member of the B&W Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the transactions and all other activities to implement any Prior Transfers, the Separation and the Distribution.

(b) Except as provided in Section 3.1(c), effective as of the Distribution Time, MII does hereby, for itself and each other member of the MII Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, directors, officers, agents or employees of any member of the MII Group (in each case, in their respective capacities as such), remise, release and forever discharge B&W, each member of the B&W Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the B&W Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to MII and each other member of the MII

Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the transactions and all other activities to implement any Prior Transfers, the Separation and the Distribution.

(c) Nothing contained in Section 3.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Nothing contained in Section 3.1(a) or (b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of that Group under, this Agreement or any Ancillary Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article III and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iii) any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any member of the MII Group from any member of the B&W Group, or by any member of the B&W Group from any member of the MII Group, pursuant to: (A) either of the Support Services Agreements dated as of January 1, 2000 to which certain of the B&W Entities and certain of the MII Entities are parties, as amended or supplemented through the Distribution Time (provided, however, that it is acknowledged that all outstanding amounts under such Support Services Agreements owing from any member of the MII Group to any member of the B&W Group or from any member of the B&W Group to any member of the MII Group as of April 30, 2010 have been settled pursuant to the Omnibus Restructuring Agreement; or (B) any agreement entered into in the ordinary course of business prior to the Distribution Date, or any related refund claims;

(iv) any Liability that such Person may have pursuant to the Non-Debtor Affiliate Settlement Agreement, dated as of February 21, 2006, to which MII and various members of the B&W Group are parties; or

(v) any Liability the release of which would result in the release of any Person other than an Indemnitee; provided that the Parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Indemnitee with respect to such Liability.

(d) B&W shall not make, and shall not permit any member of the B&W Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against MII or any member of the MII Group, or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to Section 3.1(a). MII shall not make, and shall not permit any member of the MII Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against B&W or any member of the B&W Group, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).

(e) It is the intent of each of MII and B&W by virtue of the provisions of this Section 3.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Distribution Time, between or among B&W or any member of the B&W Group, on the one hand, and MII or any member of the MII Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Distribution Time), except as expressly set forth in Section 3.1(c). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 3.2 Termination of Intercompany Agreements. Without limiting the generality of Section 3.1(e) and subject to the provisions of Section 3.1(c), each of the Parties agrees that, except for this Agreement and the Ancillary Agreements (including any amounts owed with respect to such agreements), all Intercompany Agreements and all other intercompany arrangements and course of dealings, whether or not in writing and whether or not binding or in effect immediately prior to the Distribution Time, shall terminate immediately prior to the Distribution Time unless the Parties thereto otherwise agree in writing after the date of this Agreement.

Section 3.3 Indemnification by B&W. Except as provided in Sections 3.5 and 3.6, B&W shall, and in the case of clauses (a), (b) and (c) below shall in addition cause the Appropriate Member of the B&W Group to, indemnify, defend and hold harmless MII, each member of the MII Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the MII Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “MII Indemnitees”) from and against any and all Losses of the MII Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) the failure of B&W or any other member of the B&W Group or any other Person to pay, perform or otherwise promptly discharge any B&W Liabilities in accordance with their respective terms, whether prior to, at or after the Distribution Time;

(b) any B&W Liability;

(c) any breach by B&W or any member of the B&W Group of any provision of this Agreement or of any of the Ancillary Agreements, subject (in the case of each of the Ancillary Agreements) to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all Information contained in the Registration Statement or the Information Statement (other than Information regarding MII provided by MII in writing to B&W expressly for inclusion in the Registration Statement or the Information Statement);

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date. For the avoidance of doubt, for purposes of clause (d) of the first sentence of this Section 3.3 and clause (d) of the first sentence of Section 3.4, the only information provided by MII in writing to B&W expressly for inclusion in the Registration Statement or the Information Statement is the information appearing under the caption “The Spin-Off—Reasons for the Spin-Off” in the Information Statement included in the Registration Statement, as amended through the date of this Agreement. As used in this Section 3.3, “Appropriate Member of the B&W Group” means the member or members of the B&W Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided. In support of its indemnification obligations related to third-party casualty claims, B&W shall maintain throughout the existence of its indemnity obligations hereunder commercial general liability insurance in an amount not less than $350 million with responsible and reputable insurers and shall cause the MII Indemnities to be named thereon as additional insureds to the extent of the insured contractual indemnity obligations expressly assumed or undertaken by B&W under this Agreement.

Section 3.4 Indemnification by MII. Except as provided in Sections 3.5 and 3.6, MII shall, and in case of clauses (a), (b) and (c) below shall in addition cause the Appropriate Member of the MII Group to, indemnify, defend and hold harmless B&W, each member of the B&W Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the B&W Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “B&W Indemnitees”) from and against any and all Losses of the B&W Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) the failure of MII or any other member of the MII Group or any other Person to pay, perform or otherwise promptly discharge any MII Liabilities in accordance with their respective terms, whether prior to, at or after the Distribution Time;

(b) any MII Liability;

(c) any breach by MII or any member of the MII Group of any provision of this Agreement or of any of the Ancillary Agreements, subject (in the case of each of the Ancillary Agreements) to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, solely with respect to information regarding MII provided by MII in writing to B&W expressly for inclusion in the Registration Statement or the Information Statement;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date. As used in this Section 3.4, “Appropriate Member of the MII Group” means the member or members of the MII Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided. In support of its indemnification obligations related to third-party casualty claims, MII shall maintain throughout the existence of its indemnity obligations hereunder commercial general liability insurance in an amount not less than $350 million with responsible and reputable insurers and shall cause the B&W Indemnities to be named thereon as additional insureds to the extent of the insured contractual indemnity obligations expressly assumed or undertaken by MII under this Agreement.

Section 3.5 Indemnification Obligations Net of Insurance Proceeds.

(a) The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article III (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any proceeds of insurance policies to which the Indemnitee is entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article III and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that subject to Section 6.5 hereof, nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s Good Faith Judgment could result in a waiver of any Privilege with respect to a third party even if B&W and MII cooperated to protect such Privilege as contemplated by this Agreement, or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

(b) An insurer who would otherwise be obligated to pay any claims shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions set forth in this Agreement) by virtue of the indemnification provisions hereof.

Section 3.6 Indemnification Obligations Net of Taxes. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article III will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the indemnity payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a taxing authority. For purposes of this Section 3.6, the value of any tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (x) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (y) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law. Except with respect to any indemnity payment for Losses relating to a breach of the Tax Sharing Agreement, which indemnity payments shall be treated in accordance with Section 4.7 of the Tax Sharing Agreement, and to the extent permitted by Law, the Parties will treat any indemnity payment as a capital contribution made by MII to B&W or as a distribution made by B&W to MII, as the case may be, on the date of this Agreement.

Section 3.7 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the MII Group or the B&W Group of any claims or of the commencement by any such Person of any Action (each such claim or Action being a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 3.3 or 3.4, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall promptly give such Indemnifying Party written notice thereof. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 3.7(a) shall not relieve the applicable Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) If the Indemnifying Party does not dispute its potential liability to the Indemnitee, the Indemnifying Party may elect to defend (and to settle or compromise in accordance with the applicable provisions of this Section 3.7), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 3.7(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim. The failure to give such notice of election within the 30-day period shall be deemed a rejection of the opportunity to assume responsibility. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be at the expense of such non-defending Person, except that the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnifying Party has not assumed the defense of such Third Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim in accordance with Section 3.7(a)) or (ii) to the extent that such engagement of counsel is as a result of a conflict of interest, as reasonably determined in the Good Faith Judgment of the Indemnitee.

(c) Notwithstanding anything to the contrary in this Section 3.7: (i) MII will have the right to defend or assume the defense of, and/or settle or compromise (or seek to settle or compromise or to reject any proposed settlement or compromise), the Action described on Schedule 1.1(g), any Future B&W Disclosure Claim asserted in whole or in part against any member of the MII Group or any of their respective current or former officers, directors, employees or Affiliates and any claim asserted by a third party which may give rise to any Liability described in clause (viii) of the definition of B&W Liabilities herein (other than subclause (A) in the proviso thereof); and (ii) MII may settle or compromise such Action or claim without the consent of B&W, if such settlement or compromise provides for a release of the applicable member of the B&W Group to at least the same extent as MII and does not involve any monetary damages (including monetary fines or penalties) to be imposed on B&W or any other member of the B&W Group or injunctive relief to be imposed on B&W or any other member of the B&W Group.

(d) A Party’s defense of any Third Party Claim pursuant to Section 3.7(b) or (c) includes the right (after consultation with the other Party following at least ten Business Days’ written notice thereof) to compromise, settle or consent to the entry of any judgment or determination of liability concerning such Third Party Claim; provided, however, that, except as provided in Section 3.7(c), the Party defending the Third Party Claim shall not compromise, settle or consent to the entry of judgment or determination of liability concerning any Third Party Claim without prior written approval by the other Party (which may not be unreasonably withheld, conditioned or delayed) if the terms or conditions of such compromise, settlement or consent would, (i) impose injunctive relief on the other Party or any of its Affiliates or (ii) in the reasonable judgment of the other Party (as reflected in a written objection delivered by the other Party to the defending Party within the period of ten Business Days following receipt of the written notice described above in this Section 3.7(d)), have a material adverse financial impact or a material adverse effect upon the ongoing operations of such other Party (taken together with its Subsidiaries). Notwithstanding any other provision of this Section 3.7, unless otherwise specifically agreed to by the Parties in writing (which agreement may not be unreasonably withheld, conditioned or delayed), neither Party shall enter into any compromise or settlement or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the third party of a release of both the Indemnitee and the Indemnifying Party from all further liability concerning such Third Party Claim.

(e) If the Party having the right to elect to defend a particular Third Party Claim pursuant to Section 3.7(b) elects, or is deemed to have elected, not to defend a particular Third Party Claim, the other Party may defend such Third Party Claim without any prejudice to its rights to indemnification from the Indemnifying Party pursuant to this Article III. In such case, such other Party shall have the right to compromise, settle or consent to the entry of any judgment with respect to such Third Party Claim as provided in Section 3.7(d) without the consent of the Indemnifying Party.

(f) The Indemnifying Party shall bear all costs and expenses of defending any Third Party Claim; provided, however, that (A) if both Parties may be Indemnifying Parties with respect to such Third Party Claim but only one Party is defending such Third Party Claim, the non-defending Party shall reimburse the defending Party promptly upon demand by the defending Party for the non-defending Party’s proportionate share, allocated based on each Party’s proportionate responsibility for the Indemnifiable Loss pursuant to this Agreement, of all out-of-pocket costs and expenses reasonably incurred in connection with the defending Party’s defense of such Third Party Claim, and (B) if both Parties may be Indemnifying Parties with respect to such Third Party Claim and both Parties are defending such Third Party Claim, the Parties shall effect such reimbursements necessary so that each Party bears its proportionate share, allocated based on each Party’s proportionate responsibility for the Indemnifiable Loss pursuant to this Agreement, of all out-of-pocket costs and expenses reasonably incurred in connection with the defense of such Third Party Claim.

(g) The non-defending or co-defending Party shall make available to the other Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the other Party with respect to such defense; provided, however, that subject to Section 6.5 hereof, nothing in this Section 3.7(g) shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s Good Faith Judgment could result in a waiver of any Privilege with respect to a third party even if B&W and MII cooperated to protect such Privilege as contemplated by this Agreement, or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction.

(h) With respect to any Third Party Claim in which both Parties are, or reasonably may be expected to be, named as parties, or that otherwise implicates both Parties to a material degree, the Parties shall reasonably cooperate with respect to such Third Party Claim and maintain a joint defense in a manner that will preserve applicable Privileges.

(i) Upon final judgment, determination, settlement or compromise of any Third Party Claim, and unless otherwise agreed by the Parties in writing, the Indemnifying Party shall pay promptly on behalf of the Indemnitee, or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, all amounts required to be paid by the Indemnifying Party pursuant to this Article III with respect to such claim as determined by such final judgment, determination, settlement or compromise.

Section 3.8 Additional Matters.

(a) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. Any such notice shall describe the claim in reasonable detail. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Ancillary Agreements.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee in respect of any rights, defenses or claims of such Indemnitee relating to such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party as may reasonably be required in connection with the prosecution of any subrogated right, defense or claim, and its reasonable out-of-pocket costs and expenses in connection therewith shall be reimbursed by the Indemnifying Party.

(c) In the event of an Action involving a Third Party Claim in which the Indemnitee is a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to cause the Indemnitee not to remain a named defendant, if reasonably practicable.

(d) Except as expressly provided herein, the indemnity obligations under this Article III shall apply notwithstanding any investigation made by or on behalf of any Indemnitee and shall apply without regard to whether the Loss for which indemnity is claimed hereunder is based on strict liability, absolute liability or any other theory of liability or arises as an obligation for contribution.

(e) THE PARTIES UNDERSTAND AND AGREE THAT THE RELEASE FROM LIABILITIES AND INDEMNIFICATION OBLIGATIONS HEREUNDER AND UNDER THE ANCILLARY AGREEMENTS MAY INCLUDE RELEASE FROM LIABILITIES AND INDEMNIFICATION FOR LOSSES RESULTING FROM, OR ARISING OUT OF, DIRECTLY OR INDIRECTLY AND IN WHOLE OR IN PART, AN INDEMNITEE’S OWN NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT.

(f) Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that indemnification for Losses (including Taxes) incurred as a result of any breach of the Tax Sharing Agreement shall be governed by this Article III.

Section 3.9 Contribution. If the indemnification provided for in this Article III is unavailable to an Indemnitee in respect of any Losses for which indemnification is provided for herein, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of B&W and each other member of the B&W Group, on the one hand, and MII and each other member of the MII Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. For purposes of this Section 3.9, with respect to any Indemnifiable Loss relating to matters covered by Section 3.3(d) or 3.4(d) or otherwise relating to misstatements or omissions under securities or antifraud Laws, the relative fault of a member of the B&W Group, on the one hand, and of a member of the MII Group, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact (i) relates to a member of the B&W Group or a member of the MII Group and (ii) relates to information that was supplied by a member of the B&W Group or a member of the MII Group.

Section 3.10 Remedies Cumulative. The remedies provided in this Article III shall be cumulative and, subject to the provisions of Article V, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 3.11 Survival of Indemnities. The rights and obligations of each of MII and B&W and their respective Indemnitees under this Article III shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 3.12 Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL ANY MEMBER OF THE MII GROUP OR THE B&W GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE TO ANY OTHER MEMBER OF THE MII GROUP OR THE B&W GROUP FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS ARTICLE III OR ANY ANCILLARY AGREEMENT.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Delivery to Distribution Agent. Subject to Section 4.3, on or prior to the Distribution Date MII will authorize Computershare Trust Company, N.A., as distribution agent (the “Distribution Agent”), for the benefit of holders of record of MII Common Stock at the close of business on the Record Date (the “Record Holders”) to effect the book-entry transfer of all outstanding shares of B&W Common Stock and will order the Distribution Agent to effect the Distribution at the Distribution Time in the manner set forth in Section 4.2.

Section 4.2 Mechanics of the Distribution.

(a) On the Distribution Date, MII will direct the Distribution Agent to distribute, effective as of the Distribution Time, to each Record Holder a number of shares of B&W Common Stock equal to the number of shares of MII Common Stock held by such Record Holder multiplied by the Distribution Multiple, except that the Distribution Agent will not issue any fractional shares of B&W Common Stock and will distribute cash in lieu of fractional shares as provided in Section 4.2(b). All such shares of B&W Common Stock to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. MII shall cause the Distribution Agent to deliver an account statement to each holder of B&W Common Stock reflecting such holder’s ownership thereof. All of the shares of B&W Common Stock distributed in the Distribution will be validly issued, fully paid and non-assessable.

(b) MII will direct the Distribution Agent to determine, as soon as is practicable after the Distribution Date, the number of fractional shares, if any, of B&W Common Stock allocable to each Record Holder entitled to receive B&W Common Stock in the Distribution and to promptly aggregate all the fractional shares and sell the whole shares obtained thereby, in open market transactions or otherwise, at the then-prevailing trading prices, and to cause to be distributed to each Record Holder, in lieu of any fractional share, each Record Holder’s ratable share of the proceeds of the sale, after making appropriate deductions of the amounts required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to the sale.

(c) Any B&W Common Stock or cash in lieu of fractional shares with respect to B&W Common Stock that remains unclaimed by any Record Holder on the first anniversary of the Distribution Date will be delivered to B&W. B&W will hold the B&W Common Stock or cash for the account of the Record Holder and any Record Holder will look only to B&W for the B&W Common Stock or cash, if any, in lieu of fractional shares, subject in each case to applicable escheat or other abandoned property Laws.

(d) B&W shall mail or cause to be mailed to the Record Holders, on or prior to the Distribution Date, the Information Statement.

(e) Notwithstanding the foregoing provisions of this Section 4.2, the rights of holders of restricted stock of MII shall be as provided in the Employee Matters Agreement.

Section 4.3 Conditions Precedent to Consummation of the Separation and the Distribution. Neither the Separation, the Distribution nor the related transactions set forth in this Agreement or in any of the Ancillary Agreements will become effective unless the following conditions have been satisfied or waived by MII, in its sole and absolute discretion, at or before the Distribution Time:

(a) the private letter ruling from the Internal Revenue Service dated May 21, 2010 and any supplemental rulings received before the date of this Agreement will continue to be in effect;

(b) MII will have received an opinion from Baker Botts L.L.P. (which opinion will rely upon the effectiveness of the private letter ruling (and any supplemental rulings) referred to in Section 4.3(a)), dated the Distribution Date, in form and substance acceptable to MII substantially to the effect that, for U.S. federal income tax purposes, (i) certain transactions to be effected in connection with the Separation qualify as reorganizations under Sections 355 and/or 368 of the Code or as complete liquidations under Section 332(a) of the Code, and (ii) the Distribution and such transactions will qualify for tax-free treatment to MII and to B&W;

(c) the Separation and the Distribution will not violate or result in a breach of any Law or any material agreement;

(d) the Registration Statement will have become effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect or, to the knowledge of either MII or B&W, threatened by the SEC;

(e) the actions and filings necessary or appropriate under applicable federal or state securities Laws and state blue sky Laws in connection with the Distribution will have been taken;

(f) the NYSE will have approved B&W’s Common Stock for listing, subject to official notice of issuance;

(g) the Ancillary Agreements will have been executed and delivered by each of the parties thereto and no party to any of the Ancillary Agreements will be in material breach of any Ancillary Agreement;

(h) all Consents required to be received or made before the Distribution may take place will have been received or made and be in full force and effect, and this Agreement and the Ancillary Agreements will not have been terminated and will not violate, conflict with or result in a breach (with or without the passage of time) of any Law or any material agreements of MII; and

(i) no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority will be in effect preventing, or materially limiting the benefits of, the Separation or the Distribution.

Each of the conditions set forth in this Section 4.3 is for the benefit of MII, and MII may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by MII concerning the satisfaction or waiver of any or all of the conditions in this Section 4.3 will be conclusive and binding on the Parties. The satisfaction of those conditions will not create any obligation on the part of MII to B&W or any other Person to effect the Separation or the Distribution or in any way limit MII’s right to terminate as set forth in Section 7.2 or alter the consequences of any termination from those specified in Section 7.2.

ARTICLE V

ARBITRATION; DISPUTE RESOLUTION

Section 5.1 General. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for negotiation and binding arbitration set forth in this Article V shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement or any Ancillary Agreement, any breach or alleged breach hereof or thereof, the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof or thereof (a “Dispute”). Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article V shall be the sole and exclusive remedy in connection with any Dispute and irrevocably waives any right to commence any Action in or before any Governmental Authority, except (i) as expressly provided in Section 5.7(b), (ii) as provided for under the Arbitration Act, and (iii) as required by applicable Law. Each Party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury and any right to any trial in a court with respect to any Dispute to which this Section 5.1 applies. As used in the following provisions of this Article V, any reference to “party” or “parties” shall mean and refer to a party or parties involved in a Dispute.

Section 5.2 Negotiation.

(a) It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute that may arise on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or, if one does not exist, the President or Chief Executive Officer, of each party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their commercially reasonable efforts to meet within 20 days of the Escalation Notice. Notwithstanding the provisions of Section 5.3(a), during the period from the date hereof through the first anniversary of the Distribution Date, in the event the parties involved in a Dispute do not resolve the Dispute in accordance with the foregoing provisions of this Section 5.2(a) within 60 days after the delivery of the Escalation Notice with respect to such Dispute, the Dispute shall be referred to the Board of Directors of each of MII and B&W, which shall each be requested to select a subcommittee thereof to meet to resolve the Dispute within 45 days of such referral, and no party involved in a Dispute may deliver an Arbitration Demand Notice pursuant to Section 5.3(a) until after such 45-day period has elapsed. Any resolution of a Dispute pursuant to this Section 5.2 shall be memorialized in a writing signed by both parties.

(b) The parties may, by mutual consent, select a mediator to aid the parties in their discussions and negotiations. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. Costs of any mediation shall be borne equally by the parties involved in the Dispute, except that each Party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 5.3.

Section 5.3 Demand for Arbitration.

(a) Any Dispute that has not been resolved after the delivery of the related Escalation Notice, and as to which an Arbitration Notice is provided in accordance with the immediately following sentence, shall be resolved by final and binding arbitration pursuant to the then current Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (“AAA”), except as modified by the provisions of this Article V. At any time after 30 days from the delivery of an Escalation Notice, any party involved in the related Dispute (regardless of whether such party delivered the Escalation Notice) may deliver a notice demanding arbitration of such Dispute (an “Arbitration Demand Notice”). In the event that any party shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related Dispute with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No party may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 5.2, is a prerequisite to a demand for arbitration under this Section 5.3. In the event that any party delivers an Arbitration Demand Notice with respect to any Dispute that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such Disputes shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrators in their sole discretion determine that it is impracticable or otherwise inadvisable to do so.

(b) Except as may be expressly provided in any Ancillary Agreement, any Arbitration Demand Notice may be given until one year after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the “Applicable Deadline”). In the case of a Third Party Claim, the Applicable Deadline shall be one year after the date on which the MII Group or the B&W Group, as the case may be, receives notice or otherwise learns of the assertion of the claim against it. Any discussions, negotiations or mediations between the Parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the Parties. Each of the Parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a Dispute is not given prior to the expiration of the Applicable Deadline, as between or among the Parties and the members of their Groups, such Dispute will be barred, and any right to bring any Action with respect to, or otherwise to pursue, any such barred Dispute is hereby irrevocably waived. Subject to Section 5.8, upon delivery of an Arbitration Demand Notice pursuant to Section 5.3(a) prior to the Applicable Deadline, the Dispute shall be decided by arbitrators in accordance with the rules set forth in this Article V. This Section 5.3(b) shall not be deemed to extend any notice period set forth in Section 3.7.

Section 5.4 Arbitrators.

(a) The party delivering the Arbitration Demand Notice shall, within five days of the date of such notice, notify the AAA and the other parties in writing describing in reasonable detail the nature of the Dispute. The arbitration shall be conducted before three neutral arbitrators. Each party shall, within 20 days of the date of the Arbitration Demand Notice, select one arbitrator. The parties shall mutually agree upon a third arbitrator. If the third arbitrator is not selected within 30 days of the date of the Arbitration Demand Notice, the two arbitrators already selected shall select the third arbitrator. In the event that any arbitrator is or becomes unable to serve, his or her replacement will be selected in the same manner described above. The extent, if any, to which testimony previously given shall be repeated or as to which any replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the arbitrators. The vote of two of the three arbitrators shall be required for any decision under this Article V.

(b) The arbitrators will set a time for the hearing of the matter, which will commence no later than 180 days (or the soonest Business Day thereafter) after the date of appointment of the third arbitrator pursuant to Section 5.4(a) above, and which hearing will be no longer than 15 days (unless in the judgment of the arbitrators the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 20 days). The arbitrators shall use their best efforts to reach a final decision and render the same in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing. Failure of the arbitrators to do so, however, shall not be a basis for challenging the decision. An arbitrator dissenting from a decision or portion thereof may issue a dissent from the decision or portion thereof in writing, stating the reasons therefor.

(c) The place of any arbitration hereunder will be Houston, Texas, unless otherwise agreed by the Parties.

Section 5.5 Hearings. Within the time period specified in Section 5.4(b), the matter shall be presented to the arbitrators at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrators or both the Parties. Live direct and cross-examination will be permitted upon request of any party. The arbitrators shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the Dispute. The arbitrators may, in their discretion, set time and other limits on the presentation of each party’s case, its memoranda or other submissions, and refuse to receive any proffered evidence, which the arbitrators, in their discretion, find to be cumulative, unnecessary, irrelevant or of low probative nature. The decision of the arbitrators will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 2% per annum, subject to any maximum amount permitted by applicable Law. To the extent that the provisions of this Agreement and the AAA Rules conflict, the provisions of this Agreement shall govern.

Section 5.6 Discovery and Certain Other Matters.

(a) Any party involved in a Dispute subject to this Article V may request limited document production from the other party or parties of specific and expressly relevant documents. Any such discovery shall be conducted expeditiously and shall not cause the hearing provided for in Section 5.5 to be adjourned except upon consent of all parties involved in the applicable Dispute or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Interrogatories or other forms of discovery (other than the document production and depositions set forth above) shall not occur except by consent of the parties involved in the applicable Dispute. Disputes concerning the scope of document production or depositions and enforcement of the document production or deposition requests will be determined by written agreement of the parties involved in the applicable Dispute or, failing such agreement, will be referred to the arbitrators for resolution. All discovery requests will be subject to the parties’ rights (and the rights of any witness) to claim any applicable Privilege. The arbitrators will adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by Law).

(b) The arbitrators shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Ancillary Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement; it being understood, however, that the arbitrators will have full authority to implement the provisions of this Agreement or any Ancillary Agreement, and to fashion appropriate remedies for breaches of this Agreement; provided that the arbitrators shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the Dispute would have absent these arbitration provisions or (ii) any right or power to award exemplary, punitive, special, indirect, consequential, remote or speculative damages (including in respect of lost profits or revenues) or treble damages (provided that this clause (ii) shall not limit the award of any such damages to the extent they are included in any Liabilities to third parties as to which the provisions of this Article V are applicable). It is the intention of the Parties that in rendering a decision the arbitrators should give effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable Law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrators’ award).

(c) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrators may hear and determine the controversy upon evidence produced by the appearing party. Any decision rendered under such circumstances shall be as valid and enforceable as if the parties had appeared and participated fully at all stages.

(d) Without limiting the generality of Section 6.6, each party shall bear its own expenses in connection with any arbitration under this Article V; provided, that the parties shall share equally the fees and expenses of the third arbitrator.

Section 5.7 Certain Additional Matters.

(a) Any arbitration award shall be an award with a holding in favor of or against a party and shall include findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall include a statement of the reasoning on which the award rests. The award must also be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof. Any award shall not be vacated or appealed except on the bases of (i) the award being procured by fraud or corruption, (ii) an arbitrator being partial or corrupt, (iii) the arbitrators wrongfully refusing to postpone a hearing or hear evidence, or (iv) the arbitrators exceeding the scope of the power granted to them in this Agreement.

(b) Regardless of whether an Escalation Notice has been delivered, at any time prior to the time at which arbitrators are appointed pursuant to Section 5.4, any party may seek one or more temporary restraining orders or other injunctive relief in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, nor the grant or denial of, any such temporary restraining order or other injunctive relief shall be deemed a waiver of the right or obligation to arbitrate as set forth herein, and the arbitrators may dissolve, continue or modify any such order after their appointment. Any such temporary restraining order or other injunctive relief shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrators.

(c) Except as required by applicable Law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of discussions, negotiations, mediation or arbitration under this Article V in confidence in accordance with the provisions of Section 6.9 and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

Section 5.8 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article V with respect to all matters not subject to such Dispute.

Section 5.9 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article V, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable U.S. federal Law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 7.10.

ARTICLE VI

COVENANTS AND OTHER MATTERS

Section 6.1 Other Agreements. In addition to the specific agreements, documents and instruments annexed to this Agreement, MII and B&W agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be reasonably requested by either Party and necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

Section 6.2 Further Instruments. Subject to Section 2.5, at the request of B&W or MII and without payment of any further consideration, the other Party will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to the requesting Party and its Subsidiaries such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as the requesting Party may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the requesting Party and its Subsidiaries and confirm the requesting Party’s and its Subsidiaries’ title to all of the Assets, rights and other things of value contemplated to be transferred to the requesting Party and its Subsidiaries pursuant to this Agreement, the Ancillary Agreements, any documents referred to therein and any Prior Transfers, to put the requesting Party and its Subsidiaries in actual possession and operating control thereof and to permit the requesting Party and its Subsidiaries to exercise all rights with respect thereto (including rights under Contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of B&W or MII and without payment of any further consideration, the other Party will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to the requesting Party and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting Party may reasonably deem necessary or desirable in order to have the other Party fully and unconditionally assume and discharge the Liabilities contemplated to be assumed by such Party under this Agreement, any Ancillary Agreement, any document in connection herewith or the Prior Transfers and to relieve the B&W Group or the MII Group, as applicable, of any Liability or obligation with respect thereto and evidence the same to third parties. Neither MII nor B&W shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees. Furthermore, each Party, at the request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby or by the Prior Transfers.

Section 6.3 Provision of Books and Records. Subject to the provisions of this Section 6.3, MII shall use commercially reasonable efforts to deliver or make available or cause to be delivered or made available to B&W all B&W Books and Records in the possession of the MII Group, and B&W shall use commercially reasonable efforts to deliver or make available or cause to be delivered or made available to MII all MII Books and Records in the possession of the B&W Group. The foregoing shall be limited by, or subject to, the following:

(a) To the extent any document can be subdivided without unreasonable effort or cost into two portions, one of which constitutes a B&W Book and Record and the other of which constitutes a MII Book and Record, such document shall be so subdivided and the appropriate portions shall be delivered or made available to the Parties.

(b) Each Party may retain copies of books and records delivered or made available to the other, subject to holding in confidence in accordance with Section 6.9 Information contained in such books and records.

(c) Without limiting the generality of the first sentence of this Section 6.3, for a period beginning on the Distribution Date and continuing in perpetuity, if either MII or B&W identifies any MII Books and Records then in the possession of a member of the B&W Group or any B&W Books and Records then in the possession of a member of the MII Group, as applicable, MII or B&W, as the case may be, shall or shall cause any such MII Books and Records or B&W Books and Records to be conveyed, assigned, transferred and delivered, or otherwise made available, to the entity identified by B&W or MII, as the case may be, as the appropriate transferee.

(d) Each Party may refuse to furnish any Information if so doing, in such Party’s Good Faith Judgment, could result in a waiver of any Privilege with respect to a third party even if B&W and MII cooperated to protect such Privilege as contemplated by this Agreement.

(e) Neither Party shall be required to deliver or make available to the other books and records or portions thereof which are subject to any applicable Law or confidentiality agreements which would by their terms prohibit such delivery; provided, however, if requested by the other Party, such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction.

(f) To the extent any B&W Books and Records or MII Books and Records are subject to restrictions or limitations set forth the Employee Matters Agreement, such restrictions and limitations shall apply to such B&W Books and Records or MII Books and Records, notwithstanding any provisions of this Agreement.

Notwithstanding the foregoing, the documents described on Schedule 6.3 shall be subject to the specific provisions set forth on Schedule 6.3.

Section 6.4 Agreement For Exchange of Information.

(a) Subject to any limitations or restrictions pursuant to any applicable Law or pursuant to the provisions set forth on Schedule 6.3, from and after the Distribution Date for a period of ten years, each of MII and B&W agrees to provide or make available, or cause to be provided or made available, to each other as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements, requests or Laws imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any pending or threatened judicial, regulatory, arbitration, mediation or other proceeding or investigation or in order to satisfy audit requirements (whether in connection with audits conducted by independent accounting firms, internal audits, or audits conducted by third parties entitled to do so by Contract, including customers and vendors), or in connection with accounting, claims, regulatory, litigation or other similar requirements, except in the case of a Dispute subject to Article V brought by one Party against the other Party (which shall be governed by such discovery rules as may be applicable under Article V), (iii) to comply with its obligations under this Agreement, any Ancillary Agreement or any Contract with a third party that is not an Affiliate, employee or agent of the requesting Party, or (iv) for any other significant business need as mutually determined in good faith by the Parties; provided, however, that in the event that either Party determines that any such provision (or making available) of Information is reasonably likely to be commercially detrimental or violate any Law or agreement, the Parties shall take reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence; provided, that this Section 6.4(a) shall not limit any Party’s ability to implement such Party’s records retention policies (including the record destruction provisions thereof). Without limiting the generality of the foregoing, for so long as MII (or any successor thereto) is required to reflect any financial information with respect to the B&W Entities in any of MII’s reports filed with the SEC under the Exchange Act, B&W shall: (i) upon request, provide certifications of its chief executive officer and its chief financial officer substantially similar in form and substance to the certifications provided to MII or its executive officers in the last 12 months preceding the Distribution Date with respect to periodic reporting of assets, liabilities and financial results of the operations conducted by the B&W Entities; (ii) provide reasonable access to the books and records of the B&W Entities to permit MII’s independent auditors to audit or review, as applicable, any such financial information to be reflected in any such reports filed with the SEC; and (iii) consent to the inclusion (or incorporation by reference) of any financial statements reflecting any such financial information in any of MII’s reports filed with the SEC under the Exchange Act or in any registration statements filed by MII with the SEC under the Securities Act of 1933.

(b) Any Information owned by a Party that is provided or made available to a requesting Party pursuant to this Section 6.4 shall be deemed to remain the property of the Party providing or making available such Information. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(c) The Party requesting the Information under this Section 6.4 will reimburse the other Party for the reasonable out-of-pocket costs of gathering, compiling and copying the Information.

(d) Except as otherwise agreed in writing, or as otherwise provided in any Ancillary Agreement, each Party will use commercially reasonable efforts to retain in accordance with such Party’s record retention policies in effect from time to time (which will comply with all applicable Laws) all significant Information in the Party’s possession or under its control relating to the business, Assets or Liabilities of the other Party’s Group, and, before destroying or disposing of any Information relating to the business, Assets or Liabilities of the other Party’s Group, (i) the Party proposing to dispose of or destroy the Information will use commercially reasonable efforts to provide no less than 90 days’ prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of and (ii) if, before the scheduled date for the destruction or disposal, the other Party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered or made available to the other Party, the Party proposing to dispose of or destroy the Information will promptly arrange for the delivery or making available of the requested Information to or at a location specified by, and at the expense of, the requesting Party; provided, that each Party may destroy or dispose of any Information that the other Party has previously copied.

(e) Except as otherwise provided for herein or in any Ancillary Agreement, neither Party shall have any liability to the other Party or any of its Subsidiaries or other Affiliates in the event that any Information exchanged or provided pursuant to this Section 6.4 is found to be inaccurate or incomplete (including by misstatement or omission), in the absence of willful misconduct or fraud by the Party providing such Information.

(f) The rights and obligations granted under this Section 6.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

(g) Each Party shall, except in the case of a dispute subject to Article V brought by one Party against another Party (which shall be governed by such discovery rules as may be applicable under Article V or otherwise), use commercially reasonable efforts to make available to the other Party, upon written request, (i) the former, current and future directors, officers, employees, other personnel and agents of such Party’s Group for fact finding, consultation and interviews and as witnesses to the extent such Persons may reasonably be required in connection with any Actions (other than Actions in which both MII or any of its Subsidiaries, on the one hand, and B&W or any of its Subsidiaries, on the other hand, as the case may be, are parties and may be adverse to one another in such Action) in which the requesting Party may from time to time be involved relating to the conduct of the B&W Business or the MII Business and (ii) any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any judicial proceeding or other proceeding in which the requesting Party may from time to time be involved, regardless of whether such judicial proceeding or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

Section 6.5 Preservation of Legal Privileges; Attorney Representation.

(a) MII and B&W recognize that the members of their respective Groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal privilege (“Privilege”).

Each Party recognizes that it shall be jointly entitled to the Privilege with respect to such privileged information and that each shall be entitled to maintain and use for its own benefit all such information and advice, but both Parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other Party’s interest. MII and B&W agree that their respective rights and obligations to maintain, preserve, assert or waive any or all Privileges belonging to either Party with respect to the B&W Business or the MII Business shall be governed by the provisions of this Section 6.5. With respect to matters relating to the MII Business, MII shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and B&W shall take no action (or permit any of its Subsidiaries to take action) without the prior written consent of MII that could, in MII’s Good Faith Judgment, result in any waiver of any Privilege that could be asserted by MII or any of its Subsidiaries under applicable Law and this Agreement. With respect to matters relating to the B&W Business, B&W shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and MII shall take no action (or permit any of its Subsidiaries to take action) without the prior written consent of B&W that could, in B&W’s Good Faith Judgment, result in any waiver of any Privilege that could be asserted by B&W or any of its Subsidiaries under applicable Law and this Agreement. The rights and obligations created by this Section 6.5 shall apply to all Information as to which MII or B&W or their respective Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Separation and Distribution (“Privileged Information”). Privileged Information of MII includes (i) any and all Privileged Information existing prior to the Distribution regarding the MII Business but which after the Distribution is in the possession of B&W or any of its Subsidiaries; (ii) all communications subject to a Privilege occurring prior to the Distribution between counsel for MII or any of its Subsidiaries (including in-house counsel and former in-house counsel who are employees of B&W) and any person who, at the time of the communication, was an employee of MII or any of its Subsidiaries, regardless of whether such employee is or becomes an employee of B&W or any of its Subsidiaries; and (iii) all Privileged Information generated, received or arising after the Distribution that refers or relates to Privileged Information generated, received or arising prior to the Distribution. Privileged Information of B&W includes (i) any and all Privileged Information existing prior to the Distribution regarding the B&W Business but which after the Distribution is in the possession of MII or any of its Subsidiaries; (ii) all communications subject to a Privilege occurring prior to the Distribution between counsel for B&W or any of its Subsidiaries (including in-house counsel and former in-house counsel who are employees of MII or its Subsidiaries) and any person who, at the time of the communication, was an employee of B&W or any of its Subsidiaries, regardless of whether such employee is or becomes an employee of MII or any of its Subsidiaries; and (iii) all Privileged Information generated, received or arising after the Distribution that refers or relates to Privileged Information generated, received or arising prior to the Distribution.

(b) Upon receipt by MII or B&W, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if MII or B&W, as the case may be, obtains knowledge that any current or former employee of MII or B&W, as the case may be, has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, MII or B&W, as the case may be, shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Privileged Information and to assert any rights it may have under this Section 6.5 or otherwise to prevent the production or disclosure of Privileged Information. MII or B&W, as the case may be, will not produce or disclose to any third party any of the other’s Privileged Information under this Section 6.5 unless (A) the other has provided its express written consent to such production or disclosure, or (B) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable Privilege, doctrine or rule.

(c) MII’s transfer of B&W Books and Records and other Information to B&W, MII’s agreement to permit B&W to obtain Information existing prior to the Distribution, B&W’s transfer of MII Books and Records and other Information to MII, and B&W’s agreement to permit MII to obtain Information existing prior to the Distribution are made in reliance on MII’s and B&W’s respective agreements, as set forth in Section 6.9 and this Section 6.5, to maintain the confidentiality of such Privileged Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by MII or B&W, as the case may be. The access to Privileged Information being granted pursuant to Section 6.3 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.4(g) hereof and the disclosure to B&W and MII of Privileged Information relating to the B&W Business or the MII Business pursuant to this Agreement in connection with the Separation and Distribution shall not be asserted by MII or B&W to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.5 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to MII and B&W in, or the obligations imposed upon MII and B&W by, this Section 6.5.

(d) MII, on behalf of itself and on behalf of each other member of the MII Group, hereby waives any conflict of interest with respect to any attorney who is or becomes an officer or employee of B&W or any of its Subsidiaries resulting from such person being an officer or employee of MII or any of its Subsidiaries (including B&W and its Subsidiaries) at any time prior to the Distribution and agrees to allow such attorney to represent B&W and its Subsidiaries in any transaction or dispute with respect to this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby and transactions between the Parties and their Subsidiaries and other Affiliates which commence following the Distribution Date. B&W, on behalf of itself and on behalf of its Subsidiaries, hereby waives any conflict of interest with respect to any attorney who is or becomes an officer or employee of MII or any other member of the MII Group resulting from such person being an officer or employee of B&W or any of its Subsidiaries at any time prior to the Distribution and agrees to allow such attorney to represent MII or any other member of the MII Group in any transaction or dispute with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and transactions between the Parties and their Subsidiaries and other Affiliates which commence following the Distribution Date. In furtherance of the foregoing, each member of the MII Group and each member of the B&W Group will, upon request, execute and deliver a specific waiver as may be appropriate in connection with a particular transaction or dispute under the applicable rules of professional conduct in order to effectuate the general waiver set forth above.

Section 6.6 Payment of Expenses. Except as otherwise provided in this Agreement or in any Ancillary Agreement, each Party will bear its own expenses in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

Section 6.7 Surety Instruments. On or after the Distribution Date, if any letters of credit, financial or surety bonds issued by third parties or other similar financial instruments issued by third parties (collectively, “Surety Instruments”) for the account of MII or any of its Subsidiaries issued on behalf of or for the benefit of the B&W Business are outstanding, B&W shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to replace such Surety Instruments as promptly as practicable with Surety Instruments that (x) are issued for B&W’s own account or the account of any of its Subsidiaries (or any combination thereof), (y) are acceptable to the beneficiary or beneficiaries thereof and (z) neither impose any Liabilities, directly or indirectly, on MII or any of its Subsidiaries nor encumber or otherwise restrict, directly or indirectly, any Assets of MII or any of its Subsidiaries. Notwithstanding the provisions of the immediately preceding sentence, if, after using commercially reasonable efforts, B&W and its Subsidiaries are unable to obtain access to a third-party surety arrangement immediately after the Distribution Time, then MII shall use commercially reasonable efforts to permit B&W and its Subsidiaries to maintain access to the existing surety arrangements to which MII is a party and pursuant to which Surety Instruments for the benefit of the B&W Business are outstanding as of the Distribution Time, for a period of time that does not extend beyond 720 days following the Distribution Date, to the extent permitted pursuant to MII’s credit facilities, as the same may hereafter be amended or replaced; provided, however, that (for so long as MII may have any obligation under or in respect of any additional Surety Instruments that may be issued in accordance with this sentence pursuant to the existing surety arrangements described in the foregoing provisions of this sentence, as they may hereafter be amended or otherwise modified from time to time) in no event shall (i) B&W and its Subsidiaries utilize pursuant to this sentence, at any point in time, aggregate bonding capacity under such existing surety arrangements in excess of $200 million (with any Surety Instruments outstanding as of the Distribution Date not being taken into account to determine if this limit has been reached), and (ii) any Surety Instrument issued pursuant to this sentence have a term that exceeds five years; provided, further, that (i) the ability of B&W and its Subsidiaries to access such existing surety arrangements shall terminate immediately upon B&W ceasing to maintain a corporate rating of BB- or higher by S&P (or its equivalent under any successor rating categories of S&P) and Ba3 or higher by Moody’s (or its equivalent under any successor rating categories of Moody’s) and (ii) neither B&W nor any of its Subsidiaries shall access any such existing surety arrangements during any period following B&W’s receipt of notice from, or a public announcement by, either S&P or Moody’s that such rating agency is considering a possible ratings change below the level specified in the immediately preceding clause (i) unless and until such rating agency has advised B&W in writing that such ratings agency is no longer considering such a ratings change. From and after the Distribution Time: B&W shall (i) directly pay to the Person issuing any Surety Instrument pursuant to the immediately preceding sentence any surety fees or other fees or costs charged with respect to such Surety Instruments; (ii) promptly pay to MII upon written request amounts equal to any out-of-pocket or other expenses incurred by MII or any of its Subsidiaries (including any expenses recorded pursuant to the provisions of the Financial Accounting Standards Board’s Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees) arising from or relating to any Surety Instruments described in the second sentence of this Section 6.7 or any actions taken by MII in accordance with the provisions of this Section 6.7; and (iii) indemnify and hold harmless MII and each of its Subsidiaries from and against any other Losses arising from or relating to any Surety Instruments described in the foregoing provisions of this Section 6.7, as set forth in Section 3.3. B&W shall not, and shall not permit any of its Subsidiaries to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which MII or any of its Subsidiaries has issued, or caused to be issued, any Surety Instruments which remain outstanding. The Parties agree that neither MII nor any of its Subsidiaries will have any obligation to renew any Surety Instruments issued on behalf of a member of the B&W Group after the expiration of any such Surety Instruments, provided that nothing in this Section 6.7 shall prevent MII from renewing any Surety Instrument. If B&W is unable to replace any of the Surety Instruments within ten days after a Change of Control of B&W, B&W will cause letters of credit to be issued to MII (or, as applicable, the Subsidiaries of MII that are directly or contingently liable with respect thereto) by one or more financial institutions reasonably acceptable to MII to provide, in each case, MII (or, as applicable, its Subsidiaries) with prompt cash reimbursement, in full, in the event of any draw, cash call or other event giving rise to any payment obligation on the part of MII or any of its Subsidiaries with respect to any such Surety Instrument, for so long as such Surety Instruments remain outstanding or in effect. For the avoidance of doubt, it is understood and acknowledged that the performance obligations of the Parties under this Section 6.7 are subject to the limitations on liability set forth in Section 3.12.

Section 6.8 Guarantee Obligations. MII and B&W shall cooperate and B&W shall use its commercially reasonable efforts to terminate, or to cause B&W, one of its Subsidiaries, or one of its Affiliates (other than, if applicable, MII or any of its Subsidiaries) to be substituted in all respects for MII and any of its Subsidiaries in respect of, all obligations of MII or any of its Subsidiaries under any loan, financing, lease, Contract or other obligation (other than Surety Instruments governed by Section 6.7) in existence as of the Distribution Time pertaining to the B&W Business for which MII or any of its Subsidiaries is or may be liable as guarantor (“MII Guarantees”). If such a termination or substitution is not effected by the Distribution Time, (i) B&W shall indemnify and hold harmless the MII Group for any Losses arising from or relating to MII Guarantees and (ii) neither MII nor any of its Subsidiaries will have any obligation to renew any MII Guarantees after the expiration of such MII Guarantees. To the extent that MII or any of its Subsidiaries have performance obligations under any MII Guarantee, B&W will use its commercially reasonable efforts to (i) perform such obligations on behalf of MII and its Subsidiaries or (ii) otherwise take such action as reasonably requested by MII so as to put MII and its Subsidiaries in the same position as if B&W, and not MII and its Subsidiaries, had performed or were performing such obligations. If B&W is unable to be substituted in all respects for any of the MII Guarantees within ten days after a Change of Control of B&W, B&W will cause letters of credit to be issued to MII (or, as applicable, the Subsidiaries of MII that are directly or contingently liable with respect thereto) by one or more financial institutions reasonably acceptable to MII to provide, in each case, MII (or, as applicable, its Subsidiaries) with prompt cash reimbursement, in full, in the event of any event giving rise to any payment obligation on the part of MII or any of its Subsidiaries with respect to any such MII Guarantee, for so long as such MII Guarantees remain outstanding or in effect.

Section 6.9 Confidentiality.

(a) MII and B&W shall hold and shall cause the members of the MII Group and the B&W Group, respectively, to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose or release without the prior written consent of the other Party, any and all Confidential Information (as defined herein); provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, MII or B&W, as the case may be, will be responsible or (ii) to the extent any member of the MII Group or the B&W Group is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, MII or B&W, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. As used in this Section 6.9, “Confidential Information” shall mean all proprietary, technical or proprietary, operational Information (including proprietary Information relating to the ages, birth dates, social security numbers, health-related matters or other confidential matters concerning employees or former employees) of one Party which, prior to or following the Distribution Time, has been disclosed by MII or members of the MII Group, on the one hand, or B&W or members of the B&W Group, on the other hand, to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 6.4 hereof or any other provision of this Agreement or by virtue of employees of the MII Group becoming employees of the B&W Group as a result of the transactions contemplated hereby (except to the extent that such Information can be shown to have been (a) in the public domain through no fault of such Party (or, in the case of MII, any other member of the MII Group or, in the case of B&W, any other member of the B&W Group) or (b) later lawfully acquired from other sources by the Party (or, in the case of MII, such member of the MII Group or, in the case of B&W, such member of the B&W Group) to which it was furnished; provided, however, in the case of (b) that such sources did not provide such Information in breach of any confidentiality obligations).

(b) Notwithstanding anything to the contrary set forth herein, (i) MII and the other members of the MII Group, on the one hand, and B&W and the other members of the B&W Group, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between MII or any other member of the MII Group, or B&W or any other member of the B&W Group, on the one hand, and any employee of MII or any other member of the MII Group, or B&W or any other member of the B&W Group, on the other hand, shall remain in full force and effect. Confidential Information of MII or any other member of the MII Group, on the one hand, or B&W or any other member of the B&W Group, on the other hand, in the possession of and used by the other as of the Distribution Time may continue to be used by such Person in possession of the Confidential Information in and only in the operation of the MII Business or the B&W Business, as the case may be, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.9(a). Such continued right to use may not be transferred to any third party unless the third party purchases all or substantially all of the business and Assets of MII or B&W, or any Asset of MII or B&W in which the relevant Confidential Information is used or employed, in one transaction or in a series of related transactions, and such prospective purchaser executes a written agreement with B&W or MII, as the case may be (which agreement shall be fully and directly enforceable by B&W or MII, respectively), in which such Party agrees to be bound in perpetuity by the terms of this Section 6.9.

Section 6.10 Insurance.

(a) The Parties intend by this Agreement that, to the extent permitted under the terms of any applicable insurance policy, B&W, each other member of the B&W Group and each of their respective directors, officers and employees will be successors in interest and will have and be fully entitled to continue to exercise all rights that any of them may have as of the Distribution Time (with respect to events occurring before the Distribution Time) as a Subsidiary, Affiliate, division, director, officer or employee of MII before the Distribution Time under any policy of insurance issued to MII or any member of the MII Group by any third-party insurance carrier not affiliated with MII or under any agreements related to such policies executed and delivered before the Distribution Time, including any rights that B&W, any other member of the B&W Group or any of its or their respective directors, officers, or employees may have as an insured or additional named insured, Subsidiary, Affiliate, division, director, officer or employee to avail itself, himself or herself of any policy of insurance or any agreements related to the policies in effect before the Distribution Time, with respect to events occurring before the Distribution Time. In addition, for a period of six years from and after the Distribution Date, MII shall use commercially reasonable efforts to maintain the “tail coverage” described in Schedule 6.10, provided that each of MII and B&W shall bear one-half of (i) the premiums paid or payable with respect to such coverage and (ii) amounts actually incurred as retention amounts under such coverage.

(b) After the Distribution Time, MII (and each other member of the MII Group) and B&W (and each other member of the B&W Group) shall not, without the consent of B&W or MII, respectively (such consent not to be unreasonably withheld, conditioned or delayed), provide any insurance carrier with a release or amend, modify or waive any rights under any insurance policy or agreement if such release, amendment, modification or waiver thereunder would materially adversely affect any rights of any member of the Group of the other Party with respect to insurance coverage otherwise afforded to such other Party for pre-Distribution claims; provided, however, that the foregoing shall not (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability or (C) require any member of any Group to renew, extend or continue any policy in force. Subject to Section 6.5, each of MII and B&W will share such Information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

(c) The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy.

(d) No member of the MII Group or any MII Indemnitee will have any Liabilities whatsoever as a result of the insurance policies and practices of MII or any other member of the MII Group as in effect at any time before the Distribution Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any policy, or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

(e) Except to the extent otherwise provided in Section 6.10(b), in no event will MII, any other member of the MII Group or any MII Indemnitee have any Liability or obligation whatsoever to any member of the B&W Group if any insurance policy or other contract of insurance is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of the B&W Group for any reason whatsoever or is not renewed or extended beyond the current expiration date.

(f) This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and will not be construed to waive any right or remedy of any members of the MII Group in respect of any insurance policy or any other contract or policy of insurance.

(g) Nothing in this Agreement will be deemed to restrict any member of the B&W Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

(h) To the extent that any insurance policy provided for the reinstatement of policy limits, and both MII and B&W desire to reinstate such limits, the cost of reinstatement will be shared by MII and B&W as the Parties may agree. If either Party, in its sole discretion, determines that such reinstatement would not be beneficial, that Party shall not contribute to the cost of reinstatement and will not make any claim thereunder nor otherwise seek to benefit from the reinstated policy limits.

(i) For purposes of this Agreement, “Covered Matter” shall mean any matter, whether arising before or after the Distribution Time, with respect to which any member of the B&W Group or any of their respective directors, officers or employees may seek to exercise any right under any MII policy of insurance or related agreement pursuant to this Section 6.10. If B&W receives notice or otherwise learns of any Covered Matter, B&W shall promptly give MII written notice thereof. Any such notice shall describe the Covered Matter in reasonable detail. With respect to each Covered Matter (other than any such Covered Matter with respect to which any member of the MII Group or any of their respective directors, officers or employees may seek to exercise any right under any MII policy of insurance or related agreement), B&W shall have sole responsibility for reporting the claim to the insurance carrier and managing and defending the claim (collectively, “Claims Administration”); provided that B&W shall provide MII with at least ten days’ prior written notice before settling or seeking settlement authority from any MII insurance underwriter for an amount equal to or exceeding $5 million with respect to any such Covered Matter. Except as provided above in this Section 6.10(i), MII shall have responsibility for Claims Administration with respect to Covered Matters.

(j) B&W agrees that, from and after the Distribution Time: (i) B&W will be responsible for submitting (or causing another member of the B&W Group to submit) to ACE American Insurance Company or its applicable affiliates (collectively, “ACE”) any insurance claims under any of the Existing Policies (as defined in the Assumption and Loss Allocation Agreement) with respect to any B&W Liabilities for which insurance coverage is available under any of the Existing Policies; (ii) B&W will (or will cause another member of the B&W Group to) duly and timely submit each insurance claim referred to in the immediately preceding clause (i) to ACE; and (iii) in the event B&W or another member of the B&W Group fails to duly and timely submit any such insurance claim, B&W hereby authorizes MII to submit (on behalf of each applicable member of the B&W Group) such insurance claim, if the underlying liability relates to a B&W Liability as to which B&W has agreed to indemnify the members of the MII Group pursuant to this Agreement. For purposes of this Section 6.10(j), submitting an insurance claim includes tendering notice of a third-party claim and such other acts as are necessary to comply with the policyholder’s responsibilities under the Existing Policy with respect to the applicable Loss.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and the Ancillary Agreements to be executed and delivered on or prior to the Distribution Time, and (d) this Agreement and such Ancillary Agreements are legal, valid and binding obligations, enforceable against it in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 7.2 Termination. This Agreement and each of the Ancillary Agreements may be terminated at any time prior to the Distribution Time by and in the sole discretion of MII without the approval of B&W. In the event of termination pursuant to this Section, neither Party shall have any Liability of any kind to the other Party.

Section 7.3 Entire Agreement. This Agreement, the Ancillary Agreements and the Schedules referenced herein or therein or attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 7.4 Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns; and, except as provided in Article III and Section 6.5(d) and Section 6.10, nothing in this Agreement, express or implied, is intended to confer upon any Person except the Parties and their respective Subsidiaries any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by either Party, except with the prior written consent of the other Party.

Section 7.5 Amendment. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of both of the Parties.

Section 7.6 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 7.7 Notices. Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a Party as it shall have specified by like notice.

Section 7.8 Counterparts. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Section 7.9 Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 7.10 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Texas, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 7.11 Construction. This Agreement and the Ancillary Agreements shall be construed as if jointly drafted by B&W and MII and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The Parties have had access to independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by any other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 7.12 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 7.13 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of MII or B&W, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of MII or B&W, as applicable, under this Agreement or any

Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of MII and B&W, for itself and its respective stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

[INTENTIONALLY LEFT BLANK]

WHEREFORE, the Parties have signed this Master Separation Agreement effective as of the date first set forth above.

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ Liane K. Hinrichs
Name:	Liane K. Hinrichs
Title:	Senior Vice President,
General Counsel and
Corporate Secretary

THE BABCOCK & WILCOX COMPANY

By:	/s/ Michael S. Taff
Name:	Michael S. Taff
Title:	Senior Vice President
and Chief Financial Officer